Exhibit 10.1

SunEdison, Inc.

and

TerraForm Power, LLC

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”) is made effective as of the Effective Date (defined below) between:

(1)	SunEdison, Inc., a Delaware corporation (“SUNE”); and

(2)	TerraForm Power, LLC, a Delaware limited liability company (“TerraForm”).

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the Parties hereto agree as follows:

1.	DEFINITION AND INTERPRETATION

1.1	Definitions

The following terms and expressions shall have the meanings set out below.

“Additional Transition Services” has the meaning set forth in Section 2.2.2.

“Additional Reverse Transition Services” has the meaning set forth in Section 2.4.2.

“Affiliate” of any particular person means any other person controlling, controlled by or under common control with such person.  For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that for purposes of this Agreement (i) neither TerraForm Power, Inc. nor any of its subsidiaries shall be considered an Affiliate of TerraForm Global, Inc. or SUNE or their respective subsidiaries, (ii) neither TerraForm Global, Inc. nor any of its subsidiaries shall be considered an Affiliate of TerraForm Power, Inc. or SUNE or their respective subsidiaries, and (iii) neither SUNE nor any of its subsidiaries shall be considered an Affiliate of TerraForm Global, Inc. or TerraForm Power, Inc. or their respective subsidiaries.

“Business Day” means a day which is not a Saturday, Sunday or a public holiday in New York, New York.

“Chapter 11 Cases” shall mean the chapter 11 cases that SUNE and certain of its Affiliates commenced on April 21, 2016, and at various dates thereafter, in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) by filing voluntary petitions for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), which chapter 11 cases are being jointly administered and are captioned In re SunEdison, Inc., et al., Case No. 16-10992 (SMB).

“Debtor(s)” shall mean SUNE and certain of its Affiliates, the debtors and debtors in possession in the Chapter 11 Cases.

“Notice” has the meaning given in Section 11.5.

“Personnel” shall mean, with respect to any Party, the employees, officers, agents, independent contractors and consultants of such Party, and, with respect to Service Provider, (i) Service Provider Affiliates and (ii) any third parties engaged by Service Provider to provide a Service.

“Replacement DIP Credit Agreement” has the meaning given in Section 10.2.

“Reverse Transition Services” shall mean the services set forth on Schedule 2 and any Additional Reverse Transition Services agreed pursuant to Section 2.4.2.

“Reverse Transition Services Fees” shall mean the monthly fees for the Reverse Transition Services, as set forth on Schedule 2, and the fees for any Additional Reverse Transition Services, as agreed pursuant to Section 2.4.2, in each case, plus an additional five percent (5%).

“Service Provider” means SUNE or TerraForm, as applicable, when providing Services under this Agreement.

“Service Provider Affiliates” shall mean Service Provider’s Affiliates providing Services under this Agreement.

“Service Recipient” means SUNE or TerraForm, as applicable, when receiving Services under this Agreement.

“Services” shall mean the Transition Services and/or the Reverse Transition Services, as applicable.

“Services Fees” shall mean Transition Services Fees or Reverse Transition Services Fees, as applicable.

“Settlement Agreement” shall mean that certain Settlement Agreement, dated March 6, 2016, by and among SUNE (for itself and on behalf of the Debtors), TerraForm Power, Inc., TerraForm, TerraForm Power Operating, LLC and certain of their respective Affiliates (as amended, modified, or supplemented from time to time).

“Tax” or “Taxes” means any governmental, federal, state, county or local income, sales and use, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance, or withholding or similar tax imposed by any Tax Authority, including any interest, addition to tax or penalties related thereto.

“Tax Authority” means any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official charged with the administration of any applicable law relating to tax.

“Third Party Consent” means any permission, consent, agreement, waiver or authorization required from a third party for the provision of any Service by the applicable Service Provider or the receipt of any Service by the applicable Service Recipient.

“Transition Services” shall mean the services set forth on Schedule 1 and any Additional Transition Services agreed pursuant to Section 2.2.2.

“Transition Services Fees” shall mean the monthly fees for the Transition Services, as set forth on Schedule 1, and the fees for any Additional Transition Services, as agreed pursuant to Section 2.2.2, in each case, plus an additional five percent (5%).

1.2	Singular, Plural, Gender

References to one gender include all genders and references to the singular include the plural and vice versa.

1.3	References to Persons and Companies

References to “person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental entity (whether federal, state, county, city or otherwise and including any instrumentality, division, agency or department thereof).

1.4	Schedules etc.

References to this Agreement shall include any Recitals and Schedules to it and references to Sections and Schedules are to Sections of, and Schedules to, this Agreement.  References to paragraphs and Parts are to paragraphs and Parts of the Schedules.

1.5	Headings

Headings shall be ignored in interpreting this Agreement.

1.6	Information

References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

1.7	Modification etc. of Statutes

References to a statute or statutory provision include:

(i)	that statute or provision as from time to time modified, re-enacted or consolidated whether before or after the date of this Agreement; and

(ii)	any subordinate legislation made from time to time under that statute or statutory provision which is in force at the date of this Agreement.

1.8	Non-limiting Effect of Words

The use of the word “including” herein shall mean “including without limitation.”  Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

1.9	Parties

References to the “Parties” means TerraForm and SUNE and their respective successors and permitted assigns. References to “third parties” shall not include TerraForm’s or SUNE’s Affiliates.

1.10	Precedence

If there is any conflict, apparent conflict or ambiguity in or between any of the sections of the Agreement or any other document or agreement, the sections will be applied in the following order of precedence with the sections higher in the order of precedence prevailing over the Parties:

(i)	the Settlement Agreement;

(ii)	this Agreement;

(iii)	the Schedules to this Agreement; and

(iv)	any document or agreement other than those referred to in items (i)-(iii) above;

provided, however, that the Parties agree that this Agreement supersedes the provisions of Exhibit E to the Settlement Agreement that expressly contemplate that such provisions will only apply until a transition services agreement is executed and delivered.

1.11	Effective Date

This Agreement shall become binding upon the Parties upon the entry by the Bankruptcy Court of an order reasonably acceptable to TerraForm that approves SUNE’s entry into this Agreement and SUNE’s performance of its obligations hereunder (the “Approval Order”). The date on which the Approval Order is entered by the Bankruptcy Court shall be the “Effective Date.”

2.	TRANSITION SERVICES AND REVERSE TRANSITION SERVICES

2.1	Commencement of Services.

2.1.1	The Parties agree that this Agreement shall apply to and govern all Transition Services and Reverse Transition Services provided from and after February 1, 2017.

2.2	Transition Services and Remuneration.

2.2.1
SUNE agrees to provide to TerraForm the Transition Services as set out in this Agreement for the Transition Services Fee in accordance with the terms and conditions of this Agreement.  The Transition Services and the Transition Services Fee are set out in Schedule 1, provided that the Transition Services Fees for the period from February 1, 2017 through July 31, 2017 are set forth on Schedule 4.  TerraForm acknowledges and agrees that: (i) SUNE utilizes the Transition Services for its own account and the current Transition Services Fees have been calculated based upon the current usage of each Transition Service by SUNE and TerraForm; (ii) SUNE has been, and will continue to, reduce the usage of each Transition Service for its own account; and (iii) SUNE may discontinue its use of some or all Transition Services for its own account during the term of this Agreement.  SUNE will give TerraForm reasonable prior notice (but in no case less than 15 days’ prior notice) of the date on which SUNE’s usage of a given Transition Service for its own account will cease and, if TerraForm elects to continue receiving such Transition Service after such date, the Transition Service Fee for such Transition Service shall be equitably adjusted as mutually agreed by the Parties acting reasonably to reflect any increase or decrease in actual costs that result from SUNE no longer using the applicable Transition Service for its own account. In connection with evaluating any proposed adjustment, SUNE will promptly provide TerraForm with reasonable supporting documentation to confirm the actual costs to provide the Transition Services to TerraForm associated with performing such Transition Service.  The Transition Services Fees reflect the utilization of the number of full time employee equivalents (“FTEs”) indicated for each Transition Service on Schedule 1 that are currently utilized by SUNE in performing the Transition Services for TerraForm. If TerraForm requests in writing (including by email) by an officer of TerraForm that additional FTEs be allocated to perform a given Transition Service at any time, the Transition Services Fee for such Transition Service will be equitably increased as mutually agreed by the Parties acting reasonably to reflect the utilization of such additional FTEs.

2.2.2
The Parties may agree from time to time on any additional services to be provided by SUNE in addition to the Transition Services (the “Additional Transition Services”).  Prior to the provision of any such Additional Transition Services, unless otherwise agreed in writing by the Parties, the Parties must first agree in writing as to: (i) the specific scope of the Additional Transition Services to be provided; (ii) the time within which those Additional Transition Services are to be provided; (iii) the estimated number of hours that will be devoted to the provision of those Additional Transition Services; (iv) the additional amount of Transition Service Fee payable to SUNE for the rendering of those Additional Transition Services, whether fixed fee or time based; (v) the specified billing and payment arrangements in respect of such Additional Transition Services; and (vi) the resources of TerraForm or any third parties which SUNE may require to assist in the provision of such additional services.

2.2.3
If SUNE expects to incur costs after the date hereof that are in addition to the costs set forth on Schedule 1 because the provision of any Transition Service requires additional resources (including additional FTEs), SUNE shall provide an estimate to TerraForm of any such additional costs prior to incurring them, for TerraForm’s review and consent.  If SUNE determines reasonably and in good faith that the decision of whether or not to incur such additional costs must be made on an expedited basis to address exigent circumstances, SUNE shall notify TerraForm of such expedited period (which SUNE will take reasonable efforts to ensure is not less than one (1) day).  Until such time as TerraForm consents in writing (including by email) by an officer of TerraForm to such additional costs, or if TerraForm does not consent to such additional charges, SUNE shall continue to provide the Transition Services using existing resources (solely to the extent that SUNE will not incur additional costs), and any drop in the level of or standard of performance of the affected Transition Services resulting from the resource deficiency shall not be a breach of this Agreement, provided that SUNE shall use reasonable efforts to mitigate any such drop.  Any dispute relating to any such additional charges to which TerraForm has agreed shall be subject to the dispute resolution procedures set forth in Section 11.11.

2.3	Performance of Transition Services.

2.3.1
SUNE shall carry out the Transition Services with reasonable skill and diligence, and in a timely, workman-like and professional manner in accordance with applicable law, rule, regulation or court order and with a priority at least equal to the services that SUNE provides for itself.

2.3.2
SUNE may delegate or sub-contract its duties under this Agreement to third-parties that are capable of performing such duties in accordance with Section 2.3.1; provided, however, that such delegation or subcontracting shall not relieve SUNE of its obligations under this Agreement, and SUNE is responsible for the actions or inactions of such contractors or subcontractors, just as SUNE is responsible in accordance with the terms of this Agreement for persons directly employed by SUNE.

2.4	Reverse Transition Services and Remuneration.

2.4.1
TerraForm agrees to provide to SUNE the Reverse Transition Services as set out in this Agreement for the Reverse Transition Services Fee in accordance with the terms and conditions of this Agreement.  The Reverse Transition Services and the Reverse Transition Services Fee are set out in Schedule 2.

2.4.2
The Parties may agree from time to time on any additional services to be provided by TerraForm in addition to the Reverse Transition Services (the “Additional Reverse Transition Services”).  Prior to the provision of any such Additional Reverse Transition Services, the Parties must first agree in writing as to: (i) the specific scope of the Additional Reverse Transition Services to be provided; (ii) the time within which those Additional Reverse Transition Services are to be provided; (iii) the estimated number of hours that will be devoted to the provision of those Additional Reverse Transition Services; (iv) the additional amount of Reverse Transition Service Fee payable to TerraForm for the rendering of those Additional Reverse Transition Services, whether fixed fee or time based; (v) the specified billing and payment arrangements in respect of such Additional Reverse Transition Services; and (vi) the resources of SUNE or any third parties which TerraForm may require to assist in the provision of such additional services.

2.4.3
If TerraForm expects to incur costs after the date hereof that are in addition to the costs set forth on Schedule 2 because the provision of any Reverse Transition Service requires additional resources (including additional FTEs), TerraForm shall provide an estimate to SUNE of any such additional costs prior to incurring them, for SUNE’s review and consent.  If TerraForm determines reasonably and in good faith that the decision of whether or not to incur such additional costs must be made on an expedited basis to address exigent circumstances, TerraForm shall notify SUNE of such expedited period (which TerraForm will take reasonable efforts to ensure is not less than one (1) day).  Until such time as SUNE consents to such additional costs, or if SUNE does not consent to such additional costs in writing (including by email) by an officer of SUNE, TerraForm shall continue to provide the Reverse Transition Services using existing resources (solely to the extent that TerraForm will not incur additional costs), and any drop in the level of or standard of performance of the affected Reverse Transition Services resulting from the resource deficiency shall not be a breach of this Agreement, provided that TerraForm shall use reasonable efforts to mitigate any such drop.  Any dispute relating to any such additional costs to which SUNE has agreed shall be subject to the dispute resolution procedures set forth in Section 11.11.

2.5	Performance of Reverse Transition Services.

2.5.1
TerraForm shall carry out the Reverse Transition Services with reasonable skill and diligence, and in a timely, workman-like and professional manner in accordance with applicable law, rule, regulation or court order and with a priority at least equal to the services which TerraForm provides to itself.

2.5.2
TerraForm may delegate or sub-contract its duties under this Agreement to third-parties that are capable of performing such duties in accordance with Section 2.5.1; provided, however, that such delegation or subcontracting shall not relieve TerraForm of its obligations under this Agreement, and TerraForm is responsible for the actions or inactions of such contractors or subcontractors, just as TerraForm is responsible in accordance with the terms of this Agreement for persons directly employed by TerraForm.

2.6	Cooperation.

Each Party shall cooperate reasonably with the other party in all matters relating to the provision and receipt of the Services so as to minimize the expense, distraction, and disturbance in connection with such Services, and shall perform all obligations hereunder in good faith and in accordance with principles of fair dealing.

3.	LIMITATIONS

3.1	General Limitations.

3.1.1	Subject to Section 2.3.1 and Section 2.5.1, as applicable, Service Provider shall select the persons, equipment, and software that it will use to provide the Services.

3.1.2
Except as otherwise provided in this Agreement: (i) each Service Provider shall bear its own costs of providing the Services and (ii) each Service Recipient shall bear its own costs of receiving the Services.

3.2	Dependencies.

Notwithstanding anything to the contrary in this Agreement, Service Recipient acknowledges that some of the Services require instructions, data, information and access from Service Recipient or third parties, or are dependent in whole or in part on completion of prior acts by Service Recipient or third parties, each of which Service Recipient shall provide (or cause to be provided) to Service Provider or otherwise complete (or cause to be completed), in each case as reasonably requested by Service Provider.  If Service Recipient or any third party fails to provide any such instructions, data, information or access, or fails to perform a prerequisite act, and Service Provider is prevented in whole or in part from providing any Services as a result of such failure, then Service Provider shall so notify Service Recipient and, for so long as such failure by Service Recipient or such third party remains uncured, Service Provider shall not be liable for failing to perform the applicable Services to the extent caused by Service Recipient’s or such third party’s failure.

3.3	Interim Basis Only.

The Parties acknowledge that the Services are intended to be provided to Service Recipient on an interim basis until the earlier of the time that Service Recipient can perform such Services for itself or obtain such Services from a third party, and that neither Service Provider shall have any obligation to provide any Services following the expiration or termination of this Agreement.

4.	IP OWNERSHIP AND LICENSE

4.1.1
Each Party retains the ownership and title to any and all of its intellectual property as of the Effective Date.  This Agreement is not intended to, and shall not, transfer or license any intellectual property from one Party to the other, except for the limited license rights as expressly set forth in Section 4.1.2.

4.1.2
Subject to obtaining any Third Party Consents to licensing Service Provider’s intellectual property to Service Recipient, Service Provider hereby grants to Service Recipient a license during the term of this Agreement on an irrevocable, non-exclusive, worldwide, royalty-free, fully paid-up, transferable basis to use the Service Provider’s intellectual property solely for, and only to the extent necessary for, the receipt of the Services which require such Service Provider’s intellectual property.

4.1.3	Any intellectual property created or developed by or on behalf of Service Provider or its Affiliates in connection herewith shall be owned by Service Provider or its applicable Affiliates.

4.1.4	Any intellectual property created or developed by Service Recipient in connection herewith shall be owned by Service Recipient.

5.	THIRD PARTY LIMITATIONS

5.1	Third Party Agreements

Service Recipient acknowledges and agrees that the Services provided by Service Provider through third parties or using third party intellectual property are subject to the terms and conditions of any applicable agreements between Service Provider and such third parties (such agreements, “Third Party Agreements”).  Service Recipient shall comply with the terms of such Third Party Agreements to the extent they are relevant to the receipt of the Services and to the extent that such terms are known and applicable to Service Recipient or its Personnel.  Without limiting provision of the Services hereunder or Section 2.3.1 and Section 2.5.1, as applicable, Service Provider shall be entitled to exclusively manage its relationships with such third parties. Service Recipient shall not discuss the Services with any third party that is a party to a Third Party Agreement; provided that, to the extent that Service Recipient or its Personnel communicate with such third parties regarding the Services prior to or as of the Effective Date, then Service Recipient or its Personnel may continue to communicate with such third parties after the Effective Date so long as such communications (i) solely concern the matters  with respect to which (and are conducted in the same manner and to the same extent as) Service Recipient or its Personnel communicated with the applicable third party prior to the Effective Date and (ii) do not include any discussion of the scope or duration of the Services and/or the wind-down of the Services.  Notwithstanding the foregoing, Service Recipient may communicate with such third parties in order to obtain services from such third parties separate from (or to replace) the Services provided hereunder, but in making such communications Service Provider may not make specific reference to SUNE or to the Services provided hereunder.

5.2	Third Party Consents

5.2.1
Where a Third Party Consent is required in order to provide Services, Service Provider shall seek to obtain such required consent.  Service Recipient shall use reasonable business efforts to assist in obtaining such Third Party Consent, at Service Recipient’s sole cost and expense.

5.2.2	Service Recipient shall pay for any fees, costs or charges imposed by a third party for the provision of any such Third Party Consent.

5.2.3
If any Third Party Consent is not obtained, or if Service Recipient does pay any fees, costs or charges imposed by a third party for the provision of a Third Party Consent, Service Provider shall have no obligation to provide, or cause to be provided, the affected Services, and the Transition Services Fees or Reverse Transition Service Fees, as applicable, shall be reduced accordingly.

6.	PAYMENT PROCEDURES

6.1	Invoicing Procedure.

The Transition Service Fees shall be invoiced by SUNE to TerraForm and the Reverse Transition Service Fees shall be invoiced by TerraForm to SUNE, as applicable, in accordance with the procedures and timelines described on Schedule 1 or Schedule 2, as applicable.  Invoices shall be sent to the address specified in this Agreement.

6.2	Payment Terms.

All invoices submitted by a Party in accordance with this Agreement shall be paid by the other Party within seven (7) days from receipt.

6.3	Disputed Invoices.

If Service Recipient, acting in good faith, disputes the accuracy of all or part of any invoice, Service Recipient shall notify Service Provider of such dispute within five (5) days of receipt of the invoice in question, including the specific line item subject to dispute and the reasons for the dispute. Notwithstanding such dispute, Service Recipient shall pay all undisputed amounts in accordance with Section 6.2.

6.4	Taxes

6.4.1
All amounts payable to Service Provider under this Agreement are exclusive of any applicable Tax.  Accordingly, if any payment to Service Provider under this Agreement constitutes sales and use or similar taxes for the taxable service or supply of goods or services for Tax purposes (“Sales Taxes”), then in addition to that payment, Service Recipient (on behalf of the recipient of the relevant services or supply) shall pay to Service Provider, or if the reverse charge procedure applies, account for, any Sales Tax due, subject, unless the reverse charge procedure applies, to the provision of a valid Sales Tax invoice to the recipient of the relevant services under this Agreement. For the avoidance of doubt, Sales Taxes shall not include (i) any income, franchise, ad valorum, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance, withholding or similar tax or (ii) any Sales Taxes that are not payable for the provision of Services hereunder by the Service Provider.

6.4.2
Where under the terms of this Agreement, one person is liable to indemnify or reimburse another person in respect of any costs, charges or expenses, the payment shall include an amount equal to any Tax thereon not otherwise recoverable by the other person (or the representative member of any Tax group of which it forms part), subject to that person (or representative member) using commercially reasonable efforts to recover such amount of Tax.

6.5	Interest

If the Service Recipient has not paid any amount due and payable and not disputed in good faith under this Agreement by its respective due date, such sums will accrue interest at a rate equal to the lesser of (i) the prime rate as published in The Wall Street Journal on the tenth (10th) day from the date of the invoice plus two percent (2%), and (ii) the maximum rate of interest allowed by applicable Law, and, subject to Section 8.2.1, this shall constitute Services Recipient’s exclusive remedy for such late payment.

6.6	No Offset.

In no event shall either Party offset any amounts due under this Agreement for such Party’s receipt of Services by amounts owed to such Party or its Affiliates by the other Party or its Affiliates under any other agreement or arrangement between the Parties or their Affiliates.

7.	WARRANTIES AND OBLIGATIONS

7.1	Mutual Warranties

Each Party warrants to the other Party, that as at the date of this Agreement:

7.1.1	it is duly incorporated, formed or organized, as applicable, and validly existing under the laws of the jurisdiction of its incorporation, formation or organization;

7.1.2
subject to the entry of the Approval Order by the Bankruptcy Court, it has the legal right and full power and authority to execute and deliver, and to exercise its rights and perform its obligations under, this Agreement and all the documents which are to be executed by it as envisaged by this Agreement, and no other proceedings on the part of such Party are necessary to approve its entry into and performance of this Agreement;

7.1.3
nothing contained in this Agreement will result in a breach of any provision of its organizational documents or result in a breach of any material agreement, license or other instrument, order, judgment or decree of any court, governmental agency or regulatory body to which it is bound; and

7.1.4	each individual executing this Agreement on behalf of such Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of such Party.

8.	TERM AND TERMINATION

8.1	Term

8.1.1
This Agreement shall be effective from the Effective Date and shall continue in full force and effect: (i) with respect to Transition Services being provided by SUNE pursuant to contractual arrangements between SUNE and SunEdison Semiconductor Limited (“Semi”), until September 30, 2017 (unless earlier terminated in accordance with Section 8.2), (ii) with respect to support services for Active Directory and network support services received by TerraForm from Semi: (a) if TerraForm reaches a definitive written agreement with Semi by September 30, 2017 pursuant to which Semi agrees to continue providing to TerraForm Active Directory and network support services until at least October 31, 2017, October 31, 2017, (b) otherwise, September 30, 2017, (iii) with respect to all other Transition Services, until October 31, 2017 (unless earlier terminated in accordance with Section 8.2) and (iv) with respect to the Reverse Transition Services, until terminated in accordance with Section 8.2.

8.2	Termination

8.2.1
This Agreement may be terminated by either Party if the other Party fails to perform or otherwise breaches a material provision of this Agreement and such failure or breach is not cured, to the reasonable satisfaction of the non-breaching Party, within thirty (30) days of written notice thereof.  Failure to make proper and timely payments for Services shall be considered a material breach for purposes of this Section 8.2.1.

8.2.2	A Service Recipient may terminate individual Services:

(i) with regard to Services provided directly by Service Provider, upon fifteen (15) days’ prior written notice; or

 (ii) with regard to Services provided by Service Provider through third parties, upon the thirty (30) days’ prior written notice; provided, that, notice of termination of Services that require Service Provider to deliver a termination notice pursuant to its agreement with any of the third parties set forth on Schedule 5 shall require the amount of notice set forth on Schedule 5.

8.2.3	TerraForm may terminate this Agreement if:

(i) the Chapter 11 Cases are dismissed or converted to a case under Chapter 7 of the Bankruptcy Code; or

(ii) the Bankruptcy Court enters an order that is materially inconsistent with the Approval Order, or the Approval Order is stayed, reversed, vacated or modified on appeal.

8.2.4          A Service Provider may immediately terminate individual Services if such Services are subject to or part of an unresolved Dispute in accordance with Section 11.11.

8.3	Survival of Rights on Termination or Expiry

The obligations of each Party in Section 1, Section 4, Section 7, this Section 8.3, Section 9, Section 10 and Section 11, and any obligations or liabilities under this Agreement accruing or incurred prior to the date of termination or expiration of this Agreement or portion thereof, in each case, shall survive termination or expiration of this Agreement and shall continue in full force and effect notwithstanding termination or expiry of this Agreement.

9.	LIABILITY AND INDEMNIFICATION

Notwithstanding any other provision of this Agreement, except for claims of fraud, gross negligence or willful misconduct, in no event shall:  (i) either Party’s or its Affiliates’ total aggregate liability arising out of or related to the Transition Services exceed the total Transition Services Fee paid or payable to SUNE pursuant to this Agreement, and (ii) either Party’s or its Affiliates’ total aggregate liability arising out of or related to Reverse Transition Services exceed the total Reverse Transition Services Fee paid or payable to TerraForm pursuant to this Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH HEREIN, EXCEPT IN CASES OF FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT SHALL ANY PARTY BE LIABLE TO THE OTHER PARTY FOR ANY PUNITIVE, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES, INCLUDING LOSS OF FUTURE REVENUE OR PROFITS, LOSS OF BUSINESS REPUTATION OR OPPORTUNITY RELATING TO THE BREACH OR ALLEGED BREACH OF THIS AGREEMENT, OR DIMINUTION OF VALUE OR ANY DAMAGES BASED ON ANY TYPE OF MULTIPLE OF DAMAGES INCURRED PRESCRIBED BY LAW.

Each Party shall indemnify, defend, save and hold harmless the other Party and the other Party’s Affiliates, and the other Party’s and its Affiliates’ Personnel, successors and assigns from and against any and all losses, claims, damages, costs and expenses (including reasonable attorneys’ fees) to the extent resulting from or arising out of any third party claim to the extent resulting from or arising out of a breach by the indemnifying Party of this Agreement.

10.	CONFIDENTIALITY

10.1	Duty of Confidentiality

Subject to Section 10.2, each Party shall treat as strictly confidential and not disclose or use any information of the other Party received or obtained as a result of entering into or performing this Agreement (or any agreement entered into pursuant to this Agreement) including the provisions of this Agreement and any agreement entered into pursuant to this Agreement.

10.2	Exceptions

The provisions of Section 10.1 shall not prohibit disclosure or use if and to the extent:

(i)	the disclosure or use is required by any bankruptcy and/or insolvency proceedings, law, any regulatory body or any stock exchange;

(ii)	the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement;

(iii)	the disclosure is made to a tax authority in connection with the tax affairs of the disclosing Party;

(iv)
the disclosure is made to professional advisers, auditors, contractors, employees, officers, directors, governmental entities and non-governmental entities and bodies (to the extent the Services involve the preparation of filings, tax returns or other documents intended or required to be filed with such entities or bodies), or actual or potential bidders, investors, financiers or buyers of either Party on terms that such persons (other than governmental entities and non-governmental regulatory entities and bodies) undertake to comply with confidentiality obligations broadly equivalent to those set out in this Section 10, including, in particular, the lenders, together with their professional advisers, under the Amended and Restated Senior Secured Superpriority Debtor-in-Possession Credit Agreement dated April 28, 2017 under which SUNE is the borrower (as amended, restated, supplemented or otherwise modified from time to time, the “Replacement DIP Credit Agreement”), subject to the confidentiality provisions set forth in the Replacement DIP Credit Agreement;

(v)	the information is or becomes publicly available (other than by breach of this Agreement);

(vi)	the other Party has given prior written approval to the disclosure or use;

(vii)	the information is independently developed after the Effective Date;

(viii)	the disclosure or use is made in connection with the rejection of any contracts or release of any claims related thereto by SUNE or its Debtor Affiliates in connection with the Chapter 11 Cases; or

(ix)	the disclosure is required to enable a Party to meet any employee information or consultation obligations in accordance with applicable law;

provided that prior to disclosure or use of any information pursuant to Section 10.2(i) or 10.2(iii), the Party concerned shall promptly notify the other Party of such requirement with a view to providing that other Party with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

10.3	Parties

References to “Party” in this Section 10 include SUNE’s Affiliates and TerraForm’s Affiliates, and SUNE and TerraForm shall each procure compliance by their respective Affiliates with this Section 10.

11.	OTHER PROVISIONS

11.1	Whole Agreement

11.1.1
This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.

11.1.2	Each Party acknowledges that it has not been induced to enter into this Agreement by any representation, warranty or undertaking not expressly incorporated into it.

11.1.3
Except as expressly set forth in this Agreement, neither Party makes any, and expressly disclaims any and all, representations or warranties whatsoever to the extent permissible by law, whether express, implied or statutory, with respect to the services, software or hardware provided hereunder, including warranties with respect to merchantability, or suitability or fitness for a particular purpose, title and non-infringement, and any warranties arising from course of dealing, course of performance or trade usage. Further, each Party agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement to the exclusion of all other rights and remedies (including those in tort or arising under statute).

11.2	Interpretation and Rules of Construction

This Agreement is the product of negotiations among the Parties and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Parties were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel. In addition, this Agreement shall be interpreted in accordance with section 102 of the Bankruptcy Code.

11.3	Successors and Assigns; No Third Party Beneficiaries

This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable.  Except as otherwise explicitly set forth herein, nothing in this Agreement is intended to benefit or create any right or cause of action in or on behalf of any person other than the Parties (and their affiliated persons and entities who are expressly described as beneficiaries of the releases and settlements set forth herein).

11.4	Amendments

This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

11.5	Notices

11.5.1
All notices hereunder (each, a “Notice”) shall be deemed given if in writing and delivered, if sent by electronic mail, courier, or registered or certified mail (return receipt requested) to the following addresses (or at such other addresses as shall be specified by like notice):

11.5.2	A Notice to SUNE shall be sent to the following address, or such other person or address as SUNE may notify to TerraForm from time to time:

SunEdison, Inc.
Two CityPlace Drive
2nd Floor
St. Louis, Missouri 63141
Attn:	General Counsel
Email:	MTruong@sunedison.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attn:	Jay M. Goffman and J. Eric Ivester
Email:	jay.goffman@skadden.com
eric.ivester@skadden.com

11.5.3	A Notice to TerraForm shall be sent to the following address, or such other person or address as TerraForm may notify to SUNE from time to time:

TerraForm Power, LLC
7550 Wisconsin Avenue
Bethesda, MD 20814
Attn: General Counsel
Email:	sdeschler@terraform.com

with a copy (which shall not constitute notice) to:

TerraForm Power, LLC
7550 Wisconsin Avenue
Bethesda, MD 20814
Attn: Deputy General Counsel
Email:	bdavidson@terraform.com

11.5.4
Any notice given by electronic delivery, courier or registered or certified mail shall be effective when received. A Party may update its notice addresses from time to time by delivery of notice to that effect in accordance with this Section 11.5.

11.6	Severability

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.  Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

11.7	Force Majeure

In the event that a Party is wholly or partially prevented from, or delayed in, providing one or more Services, or one or more Services are interrupted or suspended, by reason of events beyond its reasonable control (including without limitation acts of God, fire, explosion, accident, floods, embargoes, epidemics, war, acts of terrorism, nuclear disaster or riot) (each, a “Force Majeure Event”), such Party shall not be obligated to deliver (or timely deliver, as applicable) the affected Services during such period, and the other Party shall not be obligated to pay for any Services not delivered. Upon the occurrence of a Force Majeure Event, the affected Party promptly shall give written notice to the other Party of the Force Majeure Event upon which it intends to rely to excuse its performance and of the expected duration of such Force Majeure Event. The duties and obligations of the affected Party with regard to the Services hereunder that are directly affected by such Force Majeure Event shall be tolled for the duration of the Force Majeure Event, but only to the extent that the Force Majeure Event prevents the affected Party from performing its duties and obligations hereunder and in no event shall such duties and obligations be tolled beyond expiration of the Term. During the duration of the Force Majeure Event, the affected Party shall use its reasonable business efforts to mitigate, avoid or remove such Force Majeure Event and shall use its reasonable business efforts to resume its performance under this Agreement with the least practicable delay. From and during the occurrence of a Force Majeure Event, the other Party may replace the affected Services by providing such Services for itself or engaging a third party to provide such Services at the other Party’s sole cost and expense.

11.8	No Partnership

This Agreement does not create a partnership, joint venture, association or other relationship among the Parties, and no act done by any Party hereunder shall operate to create such a relationship, nor shall the provisions of this Agreement be construed as creating such a relationship. In addition, the Parties agree that their relationship is one of independent contractors.  The liability of the Parties shall be several and not joint or collective, and each Party shall be responsible only for its own obligations as herein set forth.

11.9	Governing Law; Jurisdiction; Waiver of Jury Trial

This Agreement shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the State of New York, without giving effect to the conflict of laws principles thereof.  Each Party agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement in the Bankruptcy Court and, solely in connection with claims arising under this Agreement: (i) irrevocably submits to the exclusive jurisdiction and the authority of the Bankruptcy Court, (ii) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court, and (iii) waives any objection that the Bankruptcy Court is an inconvenient forum, does not have jurisdiction over any party, or lacks the constitutional authority to enter final orders in connection with such action or proceeding.  Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding arising out of, or relating to, this Agreement or the transactions contemplated hereby (whether based on contract, tort or any other theory).  Each Party (x) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver, and (y) acknowledges that it and the other Parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.9.  It is understood and agreed that money damages may not be a sufficient remedy for any breach or threatened breach of this Agreement and that each Party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach or threatened breach by the other to the extent permitted by law.

11.10	Counterparts

This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.

11.11	Dispute Resolution

Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof, including the dispute of any Transition Service Fees or Reverse Transition Service Fees (each, a “Dispute”) shall be referred to the individuals set forth on Schedule 3 (the “Executive Committee”) within five (5) days of a Party becoming aware of the Dispute. The Executive Committee will meet (by telephone or in person) during the next ten (10) days and attempt to resolve the Dispute.  If the Executive Committee is unable, in good faith and using commercially reasonable efforts, to resolve the Dispute within such ten (10) day period and the Dispute relates to an amount payable under this Agreement, Service Recipient shall pay the disputed amount to Service Provider in accordance with Section 6.2.  The Executive Committee shall continue to seek to resolve the Dispute for an additional fifteen (15) day period and, if the Executive Committee is unable, in good faith and using commercially reasonable efforts, to resolve the Dispute within such period, the Service Provider may immediately terminate the Services that are the subject of the Dispute.  For clarity, (i) the existence of a dispute with respect to a Service shall not relieve the Service Recipient from its obligation to pay Services Fees to Service Provider for Services provided by Service Provider to Service Recipient in accordance with this Agreement while the dispute is pending and, (ii) following termination of a Service in accordance with this Section 11.11, the Service Provider shall invoice (pursuant to the terms of Section 6) the Service Recipient for all disputed Services performed in accordance with this Agreement by Service Provider and received by Service Recipient through the termination date and Service Recipient shall pay Service Provider all Services Fees for Services performed through the termination date in accordance with Section 6.2.  Nothing in this Section 11.11 (including the payment of fees with respect to any disputed Services or the termination of Services by the Service Provider) shall impair or limit, or operate as an express or implied waiver of, any right or remedy available to the Party disputing Services or Services Fees. Either Party may replace its members of the Executive Committee at any time with other Representatives of similar seniority by providing notice in accordance with Section 11.5. Except as set forth in this Section 11.11, Service Provider shall continue to provide the Services during the pendency of any Dispute.

11.12	Employee Waiver Letter

SUNE agrees to provide to certain employees of TerraForm or its Affiliates a waiver letter with respect to certain obligations owed to SUNE by such employees in connection with each such employee’s previous employment with SUNE, substantially in the form attached as Appendix A, promptly after entry of the Approval Order and in no event later than ten (10) business days thereafter.  The list of employees who will receive a waiver letter from SUNE is set forth on Schedule 6 hereto and shall be updated with such additional employees as mutually agreed by the parties.

[Remainder of page left intentionally blank]

In witness whereof this Agreement has been duly executed.

SIGNED for and on behalf of

SunEdison, Inc.

By:	/s/ John S. Dubel

Name:	John S. Dubel

Title:	CEO and CRO

SIGNED for and on behalf of

TerraForm Power, LLC

By:	/s/ Peter Blackmore

Name:	Peter Blackmore

Title:	Chairman and Interim Chief Executive Officer

SCHEDULE 1

TRANSITION SERVICES

Section A: IT Transition Services

| | | | |
|---|---|---|---|
| | • Skype for Business<br>• Break-fix support<br>• Email redirects from SunEdison email addresses to TerraForm Power and TerraForm Global email addresses until June 30th 2017. | | |
| Laptop Hardware | • Usage of SunEdison Leased hardware<br>• Asset management services<br>• Shipping and processing fees for returning hardware to the lessor. | 0.2 | 10,305 |
| Data networking | • Network support<br>• Wired access<br>• Wireless access<br>• Remote connectivity<br>• Solar winds network management<br>• VPN access to internally hosted applications | 0.3 | 9,045 |
| Client services | • Help Desk Tickets Administration from 9 AM to 6 PM CST during weekdays<br>• Regional desktop support resources for break/fix<br>• Bomgar remote support | 0.5 | 7,122 |
| Other SEMI Services | • Management and administration of SEMI TSA | 0.0 | 6,571 |
| Document Management Systems | • Access to shared data<br>• Break-fix support | 0.1 | 3,218 |
| Security Software | • Anti-Virus Software | 0 | 600 |
| Domain Registration Services | • Domain Registration Services for Recipients | 0 | 8 |

Section B: Tax Transition Services

| | | | |
|---|---|---|---|
| Corporate Federal Income Tax Return | • File federal income tax return due September 15th. | 2.4 | $16,954 |
| Create/Manage Budget | • Developing and managing the 2016 AOP that includes salary allocations and 3rd party services for our global tax team. This has required continual updating with the business changes throughout 2016.<br>• Weekly cash forecasts submissions to FP&A that includes forecasting for purchased services and various tax payments. Other various requests in regards to tax department budgets and forecasting. | 0.1 | 667 |
| Direct State/Local Income/Franchise Tax Compliance (NAMR) | • Prepare multistate income tax compliance (preparation, review and filings) Compliance includes partnership information returns and withholding tax obligations.<br>• Prepare multistate net worth/franchise tax compliance (preparation, review and filings)<br>• Apportionment review<br>• Amended return preparation related to RAR<br>• State tax credits and incentives calculations<br>• FAS 109 analysis<br>• Notice management | 0.8 | 2,093 |
| Direct International/Federal/State/Local Income/Franchise Tax Planning (NAMR) | • Analyze state/local taxes relevant to assets by location<br>• Analyze apportionment factors and provide planning<br>• Review state legislative changes and analyze state tax law opportunities | 0.6 | 10,209 |

• Manage voluntary disclosure agreements • Manage audit controversy and related litigation • Analyze state tax effect of acquisitions/divestitures • Consider combination and separate filing positions for ETR reduction • Merger and acquisition due diligence • Review state tax credits and incentives		
Drive timely payment of taxes	• Assisting in the compliance process to ensure proper review and approval is received before processing tax payments in AP. • Ensuring vendors are setup in AP and proper coding is received from accounting/AM to process tax payments. • Ensure tax payments are processed in AP by setting up PO's or preparing check requests. • Forecasting for tax payments and submitting them on the weekly cash request submissions to FP&A.	0.2	5,207
Indirect State/Local Property Tax Compliance (NAMR)	• Prepare multistate/local personal property tax returns – see attached for current 2016 filings • Maintain reconcilable audit trail and supporting documentation for returns filed • Manage and update property tax calendar • Process tax bills and provide check writing services • Manage communication regarding tax payments • Customize management reporting for maintenance of tax estimates • Review and manage tax notices • Allocate tax payments to proper g/l codes • Prepare tax forecast • Prepare accrual • PILOT/Incentives/Credits • Prepare and manage ongoing documentation/contracts • Calculate PILOT payment and analyze benefit • Manage and update PILOT calendar	1.8	28,188

• Process tax bills and provide check writing services • Manage communication regarding payments/incentive/contractual obligations • Customize management reporting for maintenance of estimates • Review and manage tax notices • Allocate payments to proper g/l codes • Prepare tax forecast • Prepare accrual • Transfer Tax and other reporting requirements – (Includes transfer tax on real property and intangible assets and bulk sale requirements) • Prepare multistate transfer tax filings related to acquisitions and divestitures • Process tax bills and provide check writing services • Manage communication regarding tax payments • Review and manage tax notices		
Indirect State/Local Sales & Use Tax Compliance (NAMR)	• Prepare registration applications by state/local jurisdiction by tax type. • Prepare change of registration forms by state/local jurisdiction by tax type. • Maintain registration numbers by entity, by state. • Process tax bills and provide check writing services. • Sales/Use Tax • Review all A/R, A/P and O&M transaction – approx. 1K transactions per month • Prepare multistate/local tax compliance returns – see attached for current 2016 filings • Manage and update sales/use tax calendar • Prepare back-filing related to registrations • Process tax bills and provide check writing services • Update sales tax rates by asset location • Manage exemption certificates received from customers	0.7	10,457

• Prepare and track exemption certificates for suppliers • Prepare exemption certificate applications where applicable by jurisdiction • Manage sales tax reimbursement to customers • File claims for refunds • Communicate sales tax budget to asset management group and other relevant parties • Maintain reconcilable audit trail and supporting documentation for returns filed • Review and manage tax notices • Allocate tax payments to proper g/l codes • Prepare sales tax forecast • Prepare accrual • FAS 5 analysis		
Indirect State/Local Tax Planning (NAMR Projects)	• Research and analysis related to application of sales/use tax exemptions/exclusions where applicable • Identify all state/local tax compliance requirements for new projects • Review state/local statutory and regulatory changes • Communicate with governmental affairs to initiate legislative change and/or understand legislative intent of specific statutes • Assist with market entry analyses • Provide project planning to reduce tax cost and maximize profit margin • Analyze and present risks/benefits related to asset transfers for special projects • Develop and maintain sales/use tax decision matrices • Develop and manage all state tax guidance reports by project • Communicate tax guidance to project development, asset management and third party investors/other groups via memoranda, internal dashboard (SAM) and verbal. • Manage 3rd party accountants/law firms	0.1	3,194

• Enter voluntary disclosure agreements and amnesty programs where applicable • Manage tax audits • Provide litigation support and/or management of litigation related to state tax matters • Manage reverse audits • Perform due diligence on acquisition targets • Analyze merger and acquisition targets and perform due diligence • Integrate acquired companies/assets • Manage incentives related to projects • Manage contractual obligations by project by jurisdiction • Review and assist in drafting contractual provisions related to various transaction documents • Forecast and calculate tax estimate • Review personal/real property assessments and approve/appeal • Manage property tax appeals • Analyze applicability of transfer taxes related to acquisitions/divestitures (typically real property and intangible tax)		
Manage the Legal Entity Tracker	• The legal entity master tracker "LE Master Tracker" is designed to store and manage all information on the legal entities that TERP owns. • On the first of every month, request from all responsible legal entity data managers all legal entity updates from the previous month via email. • Update LE Master Tracker with all updates. • Reviewed monthly by Tax to ensure all changes are correct. • Published quarterly	0.0	17
Partnership Capital 704 Compliance	• Partnership Capital Allocation to Shareholder. Detailed analysis needs to be done to review the P&L's for each project under the partnership. A comprehensive model needs		3,918

to be prepared outlining the tax depreciation for each project making a distinction between the various asset classes that have different depreciation periods. Ownership changes in the partnership trigger resets which result in the need to update and recalculate all the depreciation and income allocation schedules.	0.1	
Statutory Filings	• File statutory reports for entities in the APAC, EMEA, LATAM and UK regions. This involves reviewing the accounting data, calculating adjustments if needed, reconciliation, format to meet local standards and regulations.	0.4	5,536
Non-US Income tax compliance	• File income tax returns for entities in the APAC, EMEA, LATAM and UK regions. This involves reviewing the accounting data, calculating adjustments if needed, reconciliation, format to meet local standards and regulations.	0.4	3,548
Tax audit support	• Support for various requests resulting from Audits to justify tax positions taken in the tax returns. This often entails providing detail accounting and other supporting documentation	0.2	3,488
Tax Compliance calendar maintenance	• Management of the Tax Compliance Calendar throughout the year to ensure compliance deadlines are met.	0.1	926
Tax Provision	• Calculate Quarterly Provision and Footnotes for 10Qs.	0.1	3,998
Tax structuring / optimization / acquisition / disposals	• This entails supporting the treasury team in cash movements and making sure local withholding tax obligations are met while minimizing tax due. Other examples are making sure we structure and plan acquisitions/disposals and/or other intercompany legal entity reorganizations in the most optimal way	0.3	7,679
Tax Vendor AP Payment Management (US Consolidated)	• Review and approval of all Tax services engagements by Jim McNeill		4,234

Section C: Human Resources Transition Services

Section D: Treasury/FP&A Transition Services

Section E: Rent Allocation

SCHEDULE 2

REVERSE TRANSITION SERVICES

None as of the Effective Date.

SCHEDULE 3

EXECUTIVE COMMITTEE

SUNE Representatives:

1.	John Dubel
2.	Philip Gund
3.	Salvatore LoBiondo

TerraForm Representatives:

1.	Peter Blackmore
2.	Rebecca Cranna
3.	Sebastian Deschler

SCHEDULE 4

TRANSITION SERVICES FEES

FEBRUARY 1, 2017 THROUGH JULY 31,2017

SCHEDULE 5

CERTAIN THIRD PARTIES

None as of the Effective Date

SCHEDULE 6

CERTAIN EMPLOYEES

Cranna, Rebecca

Bukharina, Olga

Severance, Charles

Chapman, Bruce

Wolcott, Benjamin

Cassida, James

Cameron, Troy

Wright, Matthew

Rosales, Miguel

Lane, Brandon

Deschler, Sebastian

Theriault, Donald

Pannese, Tara

Mahaney, Jason

Washburn, Marcie

Floroaie, Liviu

Meigel, Jeffrey

Lantz, Brian

Ali, Junaid

Feibush, David

Lewis, Jeffrey

Prior, Brett

Garrett, Joshua

Dalager, Emily

Pratt, Erik

Hanson, William

Kuehne, Adam

Shah, Bharat

Lowe, Thomas

Hutchinson, Caitlin

Dave, Hemang

Davidson, Benjamin

Saiki, May

Simionov, Emil

Heiken, Brandon

Rudisill, Jacob

Kaur, Manik

Scribano, Jocelyn

Goldman, Gary

Landman, George

Gaffney, Lauren

Chavda, Shilpi

Battula, Kaivalya

Zalewski, Brian

Giacobbe, Kristen

Carpenter, Shannon

Monaco, Timothy

Ponnusamy, Darwin

Reed, Chad

Graybeal, Cameron

Walker, Sam

Shifrin, Vladimir

Nikoltcheva, Tammy

Abbott, Michael

Albrecht, Cory

Garland, Kimell

Lozier, Jacob

Lovenduski, Richard

Muro, Andrew

Fioravanti, Marc

Miller, Brent

Gutierrez, Jamie

Fleckman, Sarah

Fabre, Ricardo

Carson, William

Fonbuena, Ryan

Andrzejczak, Michael

Waggoner, Bill

Johnston, Jesse

Soule, Joshua

Mitchell, Matthew

Schurr, Christopher

Slicer, James

Kidder, Robert

Nichols, Joshua

Howard, David

Oliva, Rebecca

Townsend, Cody

Craig, Mitchell

Aube, Theoren

Brennan, Michael

Norway, Brian

Wang, Meng

Lempert, Stuart

Descant, John (Derek)

Gaddes, Caleb

Balasini, Marcello

Vicaretti, Domenic

Clingerman, Austin

Sharp, Philip

Pettis, Matthew

Fournier, Dana

Upton, Kevin

Doyle, David

East, Mercer

Cohan, Casey

Perkins, Gregory

Anderson, Tyler

Gonzalez, Donato

Grant, David

Pratt, Matthew

Truntzer, Francis

Engler, Spencer

Stelmach, Matthew

Keene, John

Goodson, Jason

Forrest, Matthew

APPENDIX A

FORM OF EMPLOYEE WAIVER LETTER

Dear [Name of the Employee]:

This letter is on behalf of SunEdison, Inc., its subsidiaries and affiliates and any successor (jointly, “SunEdison”) in connection with your transition from SunEdison to employment by TerraForm Power, LLC.

About your employment with SunEdison you may have agreed to certain restrictive covenants that can be waived only with the express written consent of a duly authorized officer of SunEdison, including for example that:

•
You would protect SunEdison’s confidential or proprietary information and not use or disclose said confidential or proprietary information to third parties, both during and after your employment with SunEdison (such commitment or any commitment with similar effect, the “Confidentiality Commitment”);

•
For a period of time, you would not engage in or contribute your knowledge to any work or activity that involves a product, process, apparatus, service or development which is competitive with or similar to a product, process, apparatus, service or development on which you worked or with respect to which you had access to confidential or proprietary information while at SunEdison (such commitment, or any commitment similarly limiting your ability to engage in any activity that may be competitive with SunEdison, a “Non-Compete”);

•
You would be required to disclose to SunEdison all ideas, inventions, or discoveries, which you may conceive or make, alone or with others, during your employment with SunEdison and for a period of time after your separation from SunEdison, that ideas, inventions, or discoveries would be presumed to have been conceived by SunEdison (such covenant, or any covenant with a similar effect the “Post Termination Extension of Ideas”); and

•
You would not solicit, induce or attempt to solicit or induce SunEdison employees to leave or take any action to discourage or divert any SunEdison customers (or otherwise interfere with SunEdison’s continuing relationship with its customers) for a period of time following your employment termination with SunEdison (such commitment, or any commitment with a similar effect, a “Non-Solicit”).

In connection with your transition to employment with TerraForm Power, LLC, on behalf of SunEdison:

•	I agree on behalf of SunEdison that the Non-Compete shall no longer apply to you and is forever waived by SunEdison.

•
I agree on behalf of SunEdison that the Confidentiality Commitment shall not apply to the extent -- and only to the extent -- necessary for the performance of your duties of employment to TerraForm Power, LLC.  However, with respect to any employment except TerraForm Power, LLC, I would remind you that the Confidentiality Commitment is perpetual, is not waived, and your Confidentiality Commitment will continue forever.

•	Your Non-Solicit and your Post Termination Extension of Ideas also both continue until they expire per the terms of those agreements.

Congratulations on your transition to TerraForm Power, LLC.  I wish you and TerraForm Power, LLC much success.

Sincerely,

[Name of Duly Authorized SunEdison Officer]